As filed with the Securities and Exchange Commission on November 14, 1997
                                           Registration No. 333-
==============================================================================



                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                --------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER

                          THE SECURITIES ACT OF 1933

                                --------------

                       Southern Peru Copper Corporation
              (Exact name of issuer as specified in its charter)

        Delaware                                            13-3849074
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                        Identification No.)


                                180 Maiden Lane
                           New York, New York 10038
                                (212) 512-2000
                   (Address of principal executive offices)

                                --------------

                                Savings Plan of
                       Southern Peru Copper Corporation
                        And Participating Subsidiaries
                       Southern Peru Copper Corporation
                          Compensation Deferral Plan

                             (Full title of plans)

                                ---------------

                         Augustus B. Kinsolving, Esq.
                                180 Maiden Lane
                           New York, New York 10038
                    (Name and address of agent for service)

  Telephone number, including area code, of agent for service: (212) 512-2000




                        CALCULATION OF REGISTRATION FEE

                                                           Proposed                 Proposed
                                                           Maximum                   Maximum                Amount of
      Title of Securities             Amount to be       Offering Price             Aggregate             Registration
      to be Registered(1)             Registered(2)       Per Share(3)          Offering Price(3)             Fee
      -------------------             -------------      --------------         -----------------         ------------
Common Stock (par value $.01
per share)......................      93,500 shares        $16.125                 $ 1,507,688              $    457
Deferred Compensation
Obligations(4)..................         $3,000,000           100%                 $ 3,000,000              $    910

                                                                                                     Total: $  1,367

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement shall be deemed to register, effective as of January 1, 1998, an indeterminate number of interests in the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries.
(2) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of computing the registration fee, based on the average of the high and low sale prices of the securities being registered hereby on the Composite Tape on November 11, 1997.
(4) The deferred compensation obligations being registered are general unsecured obligations of Southern Peru Copper Corporation to pay deferred compensation in the future to participating members of a select group of management or highly compensated individuals in accordance with the terms of the Southern Peru Copper Corporation Compensation Deferral Plan, effective January 1, 1998.

                                    PART I

      The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "1933 Act"), and are incorporated herein by reference.

Item 1.  PLAN INFORMATION

      This information required to be provided to participants pursuant to this Item is set forth in the relevant Prospectus for the Savings Plan of Southern Peru Copper Corporation and Participating Subsidiaries (the "Savings Plan") and the Southern Peru Copper Corporation Compensation Deferral Plan (collectively, the "Plans").

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      The written statement required to be provided to participants pursuant to this Item is set forth in the relevant Prospectuses referenced in Item 1 above.


                                    PART II

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by Southern Peru Copper Corporation (the "Company" or the "Corporation") or the Savings Plan with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission Exchange Act File Number 1-14066) are incorporated by reference herein:

               (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("1996 Form 10-K").

               (2) All reports filed by the Company or the Savings Plan pursuant to Section 13(a) or 15(d) of the Exchange Act, since the filing of this registration statement or, in the case of the Company, since the filing of the 1996 Form 10-K.

               (3) The description of the Company's Common Stock, par value $.01 per share ("Common Stock") contained in the Company's Exchange Act Registration Statement on Form 8-A, dated November 9, 1995, including any amendment thereto or report filed for the purposes of updating such description.

               In addition, all documents filed by the Company or the Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  DESCRIPTION OF SECURITIES.

               (1) Not applicable, see Item 3(4) above.

               (2) The Southern Peru Copper Corporation Compensation Deferral Plan, effective January 1, 1998 (the "Deferral Plan"), provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its subsidiaries (each a "Participating Subsidiary") with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Deferral Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Deferral Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

               Each Participant may elect to make salary deferrals that could have been made under the Savings Plan (a tax-qualified plan) but for the limitations imposed by Sections 401(a)(17) and 401(k)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and have employer matching contributions credited to his or her Deferral Plan account, as well as elect to defer all or part of his or her annual eligible incentive compensation as provided in the Deferral Plan.

               Each Participant may choose a rate of return for his or her deferred compensation under the Deferral Plan that mirrors the rates of return for the investment funds available under the Savings Plan other than the Company Common Stock Fund thereunder. Thus, while each Participant's deferred compensation account balance under the Deferral Plan increases or decreases based on the performance of the funds chosen, his or her account balance is not actually invested in those funds. Rather, the Participant's deferrals under the Deferral Plan earn a deemed rate of return based on the performance of the funds chosen.

               With certain exceptions, Deferred Compensation Obligations will be paid in the year following the year after the Participant's retirement from the Company or Participating Subsidiary unless an election is made by the Participant at least one year prior to retirement to further defer payment.
If the Participant terminates employment with the Company or a Participating Subsidiary prior to retirement, any amounts not yet distributed will be distributed as soon as practicable after such termination of employment. The Participant may elect to receive lump sum payments or annual installments not to exceed ten.

               No amount payable under the Deferral Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Deferral Plan shall be void.

               The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Deferral Plan accounts under certain specified circumstances. The Company reserves the right to amend or terminate the Deferral Plan at any time.

               The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and incentive compensation. The duration of the Deferral Plan is indefinite. The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Although the Deferral Plan is unfunded, the Deferral Plan provides that any amounts contributed under the Deferral Plan may be held in trust. Wachovia Bank of North Carolina, N.A., has been appointed trustee with respect to the assets, if any, under the Deferral Plan. The assets of the trust are subject to the rights of creditors of the Company or Participating Subsidiaries, as the case may be, in the event of the Company's or applicable Participating Subsidiary's bankruptcy or insolvency only. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

      Mr. Augustus B. Kinsolving, General Counsel of the Company, is not eligible to participate in the Plans.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      The Registrant's officers and directors, among others, are indemnified under Delaware law and the Certificate of Incorporation and By-Laws of the Registrant against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of the Registrant eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
Section 145 of the DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Certificate of Incorporation of the Registrant provides for indemnification of its directors and officers to the fullest extent permitted by Delaware law.

      The Registrant's By-Laws provide mandatory indemnification rights to any officer or director of the Registrant who, by reason of the fact that he or she is an officer or director of the Registrant, is involved in a legal proceeding of any nature. Such indemnification rights will include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law. The By-Laws of the Registrant provide that the Registrant may arrange for insurance covering such liabilities and expenses arising from actions or omissions of a director or officer in his capacity as a Corporate Agent as is obtainable and is reasonable and appropriate in cost and amount.

      The Company's parent, ASARCO Incorporated ("Asarco"), has various insurance policies insuring directors and officers of Asarco and its subsidiaries, including directors and officers of the Company, against certain liabilities they may incur, including liabilities under the Securities Act of 1933, as amended. The policies provide coverage for claims not reimbursed by Asarco or the Company up to an aggregate limit of $75 million without deductible. For claims which are reimbursed by Asarco or the Company, the policies provide coverage up to $75 million with a deductible of $1 million. These policies remain in effect.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

Item 8.  EXHIBITS

      The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit
   No.                       Exhibit
-------                      -------

4.1 Form of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-4, Reg. No. 33-97790 (the "Form S-4")).*

4.2 Form of By-Laws of the Company (incorporated by reference to Exhibit 3.4 to the Form S-4).*

5.1 Opinion of Augustus B. Kinsolving as to the Deferred Compensation Obligations. No Exhibit 5 opinion is being delivered with respect to the Common Stock as such securities will not be original issuance securities.

5.2 The Company undertakes that it will submit the Savings Plan and all amendments thereto to the Internal Revenue Service (the "Service") in a timely manner and that it will make all changes required by the Service to issue a determination letter with respect to the Savings Plan.

23.1         Consent of Coopers & Lybrand L.L.P., independent accountants.

23.2         Consent of Augustus B. Kinsolving (included in Exhibit 5.1).

24           Powers of Attorney.



------------
*  Incorporated by reference.


Item 9. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    EXPERTS


               The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this registration, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accounts, given on the authority of that firm as experts in accounting and auditing.



                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of November, 1997.


                                    SOUTHERN PERU COPPER CORPORATION


                                    By /s/ Charles G. Preble*
                                       -------------------------------------
                                       Charles G. Preble
                                       President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 14th day of November, 1997.



        Signature                                  Title
        ---------                                  -----

/s/ Richard de J. Osborne*                    Chairman of the Board
---------------------------                        and Director
Richard de J. Osborne

/s/ Charles G. Preble*                     President, Chief Executive
---------------------------                   Officer and Director
Charles G. Preble                         (principal executive officer)

/s/ Ronald J. O'Keefe*                    Executive Vice President and
---------------------------                  Chief Financial Officer
Ronald J. O'Keefe                          (principal financial officer)

/s/ Brendan M. O'Grady*                      Comptroller (principal
---------------------------                    accounting officer)
Brendan M. O'Grady

/s/ Everett E. Briggs*                              Director
---------------------------
Everett E. Briggs

/s/ Jaime Claro*                                    Director
---------------------------
Jaime Claro

/s/ Augustus B. Kinsolving*                         Director
---------------------------
Augustus B. Kinsolving

/s/ Francis R. McAllister*                          Director
---------------------------
Francis R. McAllister

/s/ John F. McGillicuddy*                           Director
---------------------------
John F. McGillicuddy

/s/ Kevin R. Morano*                                Director
---------------------------
Kevin R. Morano

/s/ Robert J. Muth*                                 Director
---------------------------
Robert J. Muth

/s/ Robert M. Novotny*                              Director
---------------------------
Robert M. Novotny

/s/ Robert A. Pritzker*                             Director
---------------------------
Robert A. Pritzker

/s/ Michael O. Varner*                              Director
---------------------------
Michael O. Varner

/s/ David B. Woodbury*                              Director
---------------------------
David B. Woodbury

/s/ Douglas C. Yearley*                             Director
---------------------------
Douglas C. Yearley



*BY:  /s/ Kevin R. Morano
      -----------------------------------
      (Kevin R. Morano, Attorney-in-fact)


      The Plan. Pursuant to the requirements of the Securities Act of 1933, the Savings Plan has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 14, 1997.



                                SAVINGS PLAN OF SOUTHERN PERU COPPER
                                CORPORATION AND PARTICIPATING
                                SUBSIDIARIES




                                By /s/ Kevin R. Morano
                                   ----------------------------------
                                   Kevin R. Morano
                                   Vice President




                               INDEX TO EXHIBITS


Exhibit                                                          Sequentially
Number                           Exhibit                           Numbered
-------                          ------------                        Page
                                                                 ------------

  4.1     Form of Restated Certificate of Incorporation of the        (1)
          Company (incorporated by reference to Exhibit 3.3 to
          the Company's Registration on Form S-4, Reg. No.
          33-97790 (the "Form S-4")).
  4.2     Form of By-Laws of the Company, as amended                  (1)
          (incorporated by reference to Exhibit 3.4 to the Form
          S-4).
  5.1     Opinion of Augustus B. Kinsolving as to the                 12
          Deferred Compensation Obligations.
  5.2     The Company undertakes that it will submit the
          Savings Plan and all amendments thereto to the
          Internal Revenue Service (the "Service") in a timely
          manner and that it will make all changes required by
          the Service to issue a determination letter with
          respect to the Savings Plan.
  23.1    Consent of Coopers & Lybrand L.L.P., independent            13
          accountants.
  23.2    Consent of Augustus B. Kinsolving (included in
          Exhibit 5.1).
  24      Powers of Attorney.                                         14


------------
(1)  Incorporated by reference.